EXHIBIT 99.1
Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2020 Results

•Revenues: $2.89 billion, year-over-year growth of 12%
•Diluted Earnings per Share: $0.80; Non-GAAP Diluted Earnings per Share: $1.19
•Net Bookings: $5.5 billion (book-to-bill ratio of 1.9)
•Cash Flows from Operations: $372 million

RESTON, Va., May 5, 2020 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the first quarter of fiscal year 2020.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “First quarter results demonstrated the resiliency of our business, as evidenced by strong pro-forma organic revenue growth across all business segments, significant bookings and a new record backlog position. While the COVID-19 pandemic presented some late quarter headwinds, we are confident that the critical nature of our work, coupled with our early business contingency planning, will largely mitigate any long-term impacts.”
Summary Results
Revenues for the quarter were $2.89 billion, compared to $2.58 billion in the prior year quarter, reflecting a 12.1% increase. Revenues for the quarter included $129 million related to the acquisition of Dynetics, Inc. ("Dynetics").
Operating income for the quarter was $192 million, consistent with the prior year quarter. Operating income margin decreased to 6.6% from 7.5% in the prior year quarter. Non-GAAP operating income margin for the quarter was 8.5%, compared to 9.3% in the prior year quarter, primarily attributable to higher indirect expenditures, including the impacts of the coronavirus pandemic ("COVID-19"), and a charge related to an international receivable, partially offset by higher net profit write-ups in the current quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.80, compared to $1.29 in the prior year quarter. The prior year quarter results included a $0.44 per share impact from the gain on the sale of our commercial cybersecurity business. Non-GAAP diluted EPS for the quarter was $1.19, compared to $1.13 in the prior year quarter. The weighted average diluted share count for the quarter was 144 million compared to 147 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1,705 million increased by $214 million, or 14.4%, compared to the prior year quarter. The revenue increase was primarily attributable to $129 million of revenues related to the acquisition of Dynetics, program wins, a net increase in program volumes and higher net profit write-ups in the current quarter. This was partially offset by the completion of certain contracts and temporary reductions in some parts of the business due to the impacts of COVID-19.
Defense Solutions operating income margin for the quarter was 5.6%, compared to 7.0% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 6.8%, compared to 8.0% in the prior year quarter, primarily attributable to higher indirect expenditures, including the impacts of COVID-19, and a charge related to an international receivable, partially offset by higher net profit write-ups in the current quarter.
Civil
Civil revenues for the quarter of $654 million increased by $31 million, or 5.0%, compared to the prior year quarter. The revenue increase was primarily attributable to program wins and a net increase in program volumes, partially offset by the completion of certain contracts, negative impacts from reduced volume on certain contracts due to the impacts of COVID-19 and the impact of the sale of our commercial cybersecurity business in the prior year quarter.

Civil operating income margin for the quarter was 9.0%, compared to 9.3% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 10.9%, compared to 12.4% in the prior year quarter, primarily attributable to lower fees on certain programs, product volume timing related to the impacts of COVID-19 and a higher level of early-phase programs at initially lower profit margins.
Health
Health revenues for the quarter of $530 million increased by $67 million, or 14.5%, compared to the prior year quarter. The revenue increase was primarily attributable to a net increase in program volumes, program wins and the impact of our acquisition of IMX Medical Management Services, Inc. in the third quarter of fiscal year 2019. This was partially offset by the impact of the sale of our health staff augmentation business in the third quarter of fiscal year 2019.
Health operating income margin for the quarter was 13.8%, compared to 9.7% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 15.5%, compared to 11.9% in the prior year quarter, primarily attributable to a net increase in program volumes on higher margin contracts and net profit write-downs in the prior year quarter.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $372 million compared to $288 million in the prior year quarter. The increase was primarily due to the sale of some accounts receivable in the last month of the quarter and the timing of payroll payments, partially offset by higher advance payments from customers in the prior year quarter.
Net cash used in investing activities for the quarter was $1,685 million compared to $237 million net cash provided by investing activities in the prior year quarter. The increase in cash outflows was primarily due to net cash paid related to the acquisition of Dynetics and proceeds received in the prior year quarter for the disposition of our commercial cybersecurity business and sale of real estate properties.
Net cash provided by financing activities for the quarter was $1,161 million compared to $297 million net cash used in financing activities in the prior year quarter. The increase in cash inflows was primarily due to proceeds received related to the issuance of a bridge facility associated with the acquisition of Dynetics, stock repurchases in the prior year quarter and the timing of debt payments.
As of April 3, 2020, we had $445 million in cash and cash equivalents and $4.2 billion of debt.
New Business Awards
Net bookings totaled $5.5 billion in the quarter, representing a book-to-bill ratio of 1.9.
Notable recent awards received include:
•Defense Information Systems Agency Global Network Management: The Company was awarded a prime contract by the Defense Information Systems Agency to provide network services under the Global Solutions Management - Operations II contract. Under the contract, Leidos will manage the Department of Defense Information Network/Defense Information System Network, a series of interconnected networks and computer systems that serve as the backbone of the Department of Defense’s command and control systems. The single award, indefinite delivery/indefinite quantity, hybrid contract has a five-year base period of performance followed by two two-year option periods and a final one-year option period, at a ceiling value of $6.5 billion.
•Hanford Site Waste Management and Cleanup Support: The Department of Energy awarded the Hanford Mission Essential Services Contract to the Hanford Mission Integration Solutions ("HMIS"), LLC. HMIS members are Leidos Integrated Technology, LLC; Centerra Group, LLC; and Parsons Government Services, Inc. Under the contract, Leidos will provide infrastructure and site services necessary to accomplish critical waste management and continued environmental cleanup of the Hanford Site, which once served as a government complex that manufactured large quantities of plutonium. The single award, indefinite delivery/indefinite quantity, cost-plus-award-fee contract has a five-year base period of performance followed by one three-year option period and a final option period of two years, at an approximate value of $4 billion, if all options are exercised.

•Air Force National Capital Region Information Technology Services Support: The Company was awarded a new contract by the U.S. Air Force to provide information technology ("IT") services to users within the National Capital Region ("NCR"). Under the contract, Leidos will provide a full range of support and services including: IT program management, enterprise IT operations, system engineering and cybersecurity to the Air Force, National Military Command Center, Joint Chiefs of Staff and other tenant agencies and organizations in the NCR. The single award, indefinite delivery/indefinite quantity contract has a five-year period of performance and a total value of approximately $450 million.
•U.S. Intelligence Community: The Company was awarded contracts valued at $869 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.
Backlog at the end of the quarter was $28.3 billion, of which $6.2 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is revising its fiscal year 2020 guidance as follows:
•Revenues of $12.5 billion to $12.9 billion, from $12.6 billion to $13.0 billion;
•Adjusted EBITDA margins of 9.8% to 10.0%, from 10.0% to 10.2%;
•Non-GAAP diluted EPS of $5.00 to $5.30, from $5.30 to $5.65; and
•Cash flows provided by operating activities at or above $1.0 billion.
The Company's updated forward guidance reflects the currently expected impacts related to COVID-19 and the acquisition of L3 Harris' security detection and automation businesses.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, acquisition, integration and restructuring costs, amortization of equity method investment, gain on sale of business, acquisition related financing costs, loss on debt modification and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
COVID-19
The COVID-19 pandemic is affecting major economic and financial markets, and effectively all industries and governments are facing challenges and has resulted in a period of business disruption, the length and severity of which cannot be predicted. On March 27, 2020, the President signed the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), a $2 trillion coronavirus response bill to provide widespread emergency relief for Americans and the country's economy.
There is the potential that awards and execution of new contracts may also be delayed and our ability to perform on existing contracts has been delayed or impaired. In addition, our costs have increased and may not be fully recoverable or adequately covered by insurance, which could impact our profitability. The continued spread of COVID-19 could also have similar impacts on our customers, subcontractors and suppliers, causing delay or limiting their ability to perform, including in making timely payments to us.
We have experienced delays on certain contracts as a result of standby leave absences, which has caused a portion of our contracts to be less profitable. We expect to recover a portion of these costs through Section 3610 of the CARES Act.

For the quarter, COVID-19 adversely impacted revenues by approximately $50 million. The full extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute on programs in the expected timeframe, will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials and international governments to prevent disease spread, all of which are uncertain and cannot be predicted.
The CARES Act enabled us to defer our federal and some state income tax payments from the second quarter of fiscal year 2020 to the third quarter of fiscal year 2020 and also to defer payment of the employer portion of social security taxes for the balance of fiscal year 2020.
We have taken measures to protect the health and well-being of our workforce and are working with our customers to minimize the disruption of the performance on our contracts.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on May 5, 2020. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13701520.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 37,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $11.09 billion for the fiscal year ended January 3, 2020.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, the impact of COVID-19 and related actions taken to prevent its spread, a charge related to an international receivable, our ability to recover certain costs through the CARES Act, contract awards, future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including but not limited to: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with the IS&GS Business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure business, which could be negatively affected by our budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face, including the impacts of COVID-19. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 5, 2020. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Peter M. Berl	Melissa Lee Dueñas
571.526.7582	571.526.6850
ir@leidos.com	Melissa.L.Duenas@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	April 3, 2020	March 29, 2019
Revenues	$2,889	$2,577
Cost of revenues	2,494	2,221
Selling, general and administrative expenses	197	166
Acquisition, integration and restructuring costs	12	2
Equity earnings of non-consolidated subsidiaries	(6)	(4)
Operating income	192	192
Non-operating (expense) income:
Interest expense, net	(48)	(38)
Other (expense) income, net	(14)	92
Income before income taxes	130	246
Income tax expense	(15)	(57)
Net income attributable to Leidos common stockholders	$115	$189

Earnings per share:
Basic	$0.81	$1.30
Diluted	0.80	1.29

Weighted average number of common shares outstanding:
Basic	142	145
Diluted	144	147

Cash dividends declared per share	$0.34	$0.32

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	April 3, 2020	January 3, 2020
ASSETS
Cash and cash equivalents	$445	$668
Receivables, net	1,793	1,734
Other current assets	630	410
Total current assets	2,868	2,812
Property, plant and equipment, net	490	287
Intangible assets, net	950	530
Goodwill	5,719	4,912
Operating lease right-of-use assets, net	539	400
Other assets	422	426
	$10,988	$9,367
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$1,966	$1,837
Accrued payroll and employee benefits	531	435
Long-term debt, current portion	1,793	61
Total current liabilities	4,290	2,333
Long-term debt, net of current portion	2,444	2,925
Operating lease liabilities	500	326
Deferred tax liabilities	176	184
Other long-term liabilities	219	182
Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 142 million and 141 million shares issued and outstanding at April 3, 2020 and January 3, 2020, respectively	—	—
Additional paid-in capital	2,579	2,587
Retained earnings	961	896
Accumulated other comprehensive loss	(185)	(70)
Total Leidos stockholders’ equity	3,355	3,413
Non-controlling interest	4	4
Total equity	3,359	3,417
	$10,988	$9,367

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	April 3, 2020	March 29, 2019
Cash flows from operations:
Net income	$115	$189
Adjustments to reconcile net income to net cash provided by operations:
Gain on sale of business	—	(88)
Depreciation and amortization	61	58
Stock-based compensation	15	12
Deferred income taxes	2	13
Other	28	3
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	89	(21)
Other current assets and other long-term assets	(43)	(25)
Accounts payable and accrued liabilities and other long-term liabilities	25	214
Accrued payroll and employee benefits	68	(108)
Income taxes receivable/payable	12	41
Net cash provided by operating activities	372	288
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(1,642)	—
Payments for property, equipment and software	(44)	(30)
Proceeds from disposition of business	—	171
Net proceeds from sale of assets	—	96
Other	1	—
Net cash (used in) provided by investing activities	(1,685)	237
Cash flows from financing activities:
Proceeds from debt issuance	3,175	—
Payments of long-term debt	(1,927)	(31)
Payments for debt issuance costs	(12)	—
Dividend payments	(51)	(54)
Repurchases of stock and other	(32)	(222)
Proceeds from issuances of stock	8	10
Net cash provided by (used in) financing activities	1,161	(297)
Net (decrease) increase in cash, cash equivalents and restricted cash	(152)	228
Cash, cash equivalents and restricted cash at beginning of period	717	369
Cash, cash equivalents and restricted cash at end of period	$565	$597

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

Effective the beginning of fiscal 2020, certain contracts were reassigned from the Civil reportable segment to the Defense Solutions reportable segment to better align the operations within the reportable segments to the customers they serve. Prior year segment results have been recast to reflect this change. Additionally, the results of Dynetics were included within the Defense Solutions reportable segment.
The segment information for the periods presented was as follows:

	Three Months Ended
	April 3, 2020	March 29, 2019	Dollar change	Percent change
Revenues:
Defense Solutions	$1,705	$1,491	$214	14.4%
Civil	654	623	31	5.0%
Health	530	463	67	14.5%
Total	$2,889	$2,577	$312	12.1%

Operating income (loss):
Defense Solutions	$95	$104	$(9)	(8.7)%
Civil	59	58	1	1.7%
Health	73	45	28	62.2%
Corporate	(35)	(15)	(20)	NM
Total	$192	$192	$—	—%

Operating income margin:
Defense Solutions	5.6%	7.0%
Civil	9.0%	9.3%
Health	13.8%	9.7%
Total	6.6%	7.5%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	April 3, 2020	January 3, 2020
Defense Solutions(1):
Funded backlog	$3,936	$3,063
Negotiated unfunded backlog	12,294	11,974
Total Defense Solutions backlog	$16,230	$15,037
Civil(1):
Funded backlog	$1,296	$1,267
Negotiated unfunded backlog	6,254	2,978
Total Civil backlog	$7,550	$4,245
Health:
Funded backlog	$975	$1,083
Negotiated unfunded backlog	3,548	3,725
Total Health backlog	$4,523	$4,808
Total:
Funded backlog	$6,207	$5,413
Negotiated unfunded backlog	22,096	18,677
Total backlog	$28,303	$24,090
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.
The change in Defense Solutions backlog reflects $1,762 million of backlog acquired as a result of the acquisition of Dynetics.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Amortization of equity method investment – Represents the amortization of the fair value of the acquired equity method investment.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with the Company's entry into a purchase agreement with Dynetics, Inc.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs related to the termination of credit agreements entered into in August 2016 as a result of the debt modification.
•Gain on sale of business – Represents the net gain on sale of businesses.
•Other tax adjustments – Represents discrete tax items.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended April 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Non-GAAP results
Operating income	$192	$12	$42	$—	$—	$246
Non-operating expense, net	(62)	—	—	2	19	(41)
Income before income taxes	130	12	42	2	19	205
Income tax expense(1)	(15)	(3)	(10)	(1)	(5)	(34)
Net income attributable to Leidos common stockholders	$115	$9	$32	$1	$14	$171

Diluted EPS attributable to Leidos common stockholders	$0.80	$0.06	$0.22	$0.01	$0.10	$1.19
Diluted shares	144	144	144	144	144	144

	Three Months Ended April 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Non-GAAP results
Income before income taxes	$130	$12	$42	$2	$19	$205
Depreciation expense	18	—	—	—	—	18
Amortization of intangibles	43	—	(42)	—	—	1
Interest expense, net	48	—	—	(2)	—	46
EBITDA	$239	$12	$—	$—	$19	$270
EBITDA margin	8.3%					9.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended March 29, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$192	$2	$42	$3	$—	$—	$239
Non-operating income (expense), net	54	—	—	—	(88)	—	(34)
Income before income taxes	246	2	42	3	(88)	—	205
Income tax (expense) benefit(1)	(57)	(1)	(10)	(1)	23	7	(39)
Net income attributable to Leidos common stockholders	$189	$1	$32	$2	$(65)	$7	$166

Diluted EPS attributable to Leidos common stockholders	$1.29	$—	$0.22	$0.01	$(0.44)	$0.05	$1.13
Diluted shares	147	147	147	147	147	147	147

	Three Months Ended March 29, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Non-GAAP results
Income before income taxes	$246	$2	$42	$3	$(88)	$205
Depreciation expense	15	—	—	—	—	15
Amortization of intangibles	43	—	(42)	—	—	1
Amortization of equity method investment	3	—	—	(3)	—	—
Interest expense, net	38	—	—	—	—	38
EBITDA	$345	$2	$—	$—	$(88)	$259
EBITDA margin	13.4%					10.1%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended April 3, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$95	$—	$21	$116	6.8%
Civil	59	—	12	71	10.9%
Health	73	—	9	82	15.5%
Corporate	(35)	12	—	(23)	NM
Total	$192	$12	$42	$246	8.5%

	Three Months Ended March 29, 2019
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$104	$—	$16	$—	$120	8.0%
Civil(1)	58	—	16	3	77	12.4%
Health	45	—	10	—	55	11.9%
Corporate	(15)	2	—	—	(13)	NM
Total	$192	$2	$42	$3	$239	9.3%
NM - Not Meaningful
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.